Exhibit 99.1

FOR IMMEDIATE RELEASE

BioSig Appoints Patrick Gallagher to its Board of Directors

Los Angeles, CA – July 22, 2014 – BioSig Technologies, a company that has developed and is commercializing its proprietary, PURE EP™ technology platform designed to significantly improve the clinical value of cardiac recordings in the electrophysiology (EP) field, today announced it has appointed Patrick (Pat) Gallagher, MBA, CFA, to its Board of Directors.

Mr. Gallagher brings nearly 20 years’ experience on Wall Street in capital markets and marketing – with extensive expertise concentrated in the life sciences space.

Ken Londoner, BioSig Executive Chairman, said, “Pat is well respected around Wall Street as a capital markets executive with years of experience successfully raising the visibility, and helping to increase the value, of fundamentally strong life sciences companies. As a newly public company, his expertise and Wall Street connections are important and will serve BioSig well.”

Commenting on his appointment to the BioSig Board, Mr. Gallagher said, “BioSig’s current transition to a public company is a huge step forward that I am confident will accelerate its success. I am excited by the promise of the BioSig PURE EP System to transform the global cardiac electrophysiology standard of care, and am grateful for the opportunity to contribute to the Company’s growth.”

Patrick (Pat) Gallagher Bio
Mr. Gallagher, MBA, CFA, is an accomplished capital markets executive, advisor, and investor with a distinguished record of success in both the public and private markets. He has nearly 20 years of experience on Wall Street and extensive expertise in alternative investments, capital markets, and marketing.

Mr. Gallagher serves as a strategic consultant for Kinex Pharmaceuticals, LLC, a biotechnology firm focused on next-generation therapies in oncology and immunology and was the vice president of business development and investor relations from September 2012 to October 2013. In November 2010, he was appointed by broker Concept Capital, a division of Sanders Morris Harris, as a Managing Director and the head of institutional sales.

In 2001, Mr. Gallagher co-founded BDR Research Group, LLC, an independent sell-side research firm specializing in healthcare investing, financing and operations, and served as its chief executive officer until November 2010. Prior to 2001, he held various sales positions at investment and research firms Kidder Peabody, PaineWebber and New Vernon Associates. Mr. Gallagher is a CFA charter holder, received his MBA from Pennsylvania State University and holds a B.S. degree in finance from the University of Vermont.

About BioSig Technologies
BioSig is a medical device company that has developed a proprietary technology platform designed to significantly improve the accuracy and clinical value of electrocardiograms (ECG) and intracardiac electrograms in the cardiac electrophysiology laboratory.

Led by a seasoned senior management team and an independent Board of Directors, Los Angeles based BioSig expects to commercialize its PURE EP™ System, a surface electrocardiogram and intracardiac multichannel recording and analysis system designed to dramatically minimize noise and artifacts from cardiac recordings during electrophysiology studies and ablation procedures.

BioSig is seeking FDA 510(k) approval with no requirement for clinical data for the PURE EP System.  BioSig has already achieved proof of concept validation through UCLA EP & Animal Labs ongoing from May 2013 that includes comparing recordings from PURE EP System vs. current EP Recording Systems.

Forward-Looking Statements
This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.  Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond BioSig's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our PURE EP System, (ii) an inability to secure regulatory approvals for the sale of our products, (iii) intense competition in the medical device industry from much larger, multinational companies, (iv) product malfunctions, (v) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (vi) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful and (vii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly or difficult to obtain.  More detailed information about BioSig and the risk factors that may affect the realization of forward looking statements is set forth in BioSig's filings with the Securities and Exchange Commission (SEC).  Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.  BioSig assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact: Lora Mikolaitis 310.820.8100 info@biosigtech.com